Exhibit 10.1

AMENDMENT TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 2 (this “Amendment”), dated as of December 15, 2025, to the Investment Management Trust Agreement is made by and between dMY Squared Technology Group, Inc., a Massachusetts corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as trustee (“Trustee”).

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of October 4, 2022 (the “Trust Agreement”);

WHEREAS, the Company and the Trustee first amended the Investment Management Trust Agreement as of January 2, 2024 (“Amendment No. 1”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, the Company’s Amended and Restated Articles of Organization, as amended (our “Charter”) provides that if a Business Combination (as defined herein) is not consummated within 16 months from the effective date of the registration statement filed in connection with the Company’s initial public offering, which date may be extended by resolution of the Company’s board of directors (the “Board”) up to twenty-three (23) times for an additional one (1) month each time, to up to 39 months from the effective date of such registration statement, provided that the Company’s sponsor (or its affiliates or designees) would deposit into the trust account established in connection with the Company’s initial public offering (the “Trust Account”) as a loan, one business day following the public announcement of an additional monthly extension, an amount equal to $50,000;

WHEREAS, at a special meeting of the Company’s shareholders held on December 15, 2025 (the “Special Meeting”), the Company’s shareholders holding at least 65% of the outstanding shares of common stock of the Company, voting together as a single class, approved, (i) a proposal to amend the Charter to extend the date by which the Company must consummate a business combination (the “Deadline Date”) from December 29, 2025, to January 29, 2026, and to allow the Company, without another shareholder vote, by resolution of the Company’s Board, to elect to further extend the Deadline Date up to five times for an additional one month each time, until up to June 29, 2026, and (ii) a proposal to amend the Trust Agreement to make a corresponding change;

WHEREAS, the parties desire to amend the Trust Agreement to reflect the shareholder-approved amendments; and

WHEREAS, capitalized terms used but not defined herein have the meanings ascribed to them in the Trust Agreement.

NOW THEREFORE, IT IS AGREED:

1.	The text of Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

“Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairman of the Board or other authorized officer of the Company, and, in the case of Exhibit A, acknowledged and agreed to by the Underwriter, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein; provided, however, that if a Termination Letter has not been received by the Trustee (x) prior to January 29, 2026, which date may be extended by resolution of the Corporation’s Board of Directors up to five times for an additional one month each time, until up to June 29, 2026, or (y) upon the end of a 30-day cure period after the date any additional amount of funds were required to be deposited in the Trust Account as a condition of any extension of such date approved by the Company’s shareholders but were not deposited, or (z) such earlier date as may be determined by the Board in its sole discretion and included in a public announcement (the “Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), shall be distributed to the Public Shareholders of record as of the Last Date;”.

2.	All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

3.	This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

4.	This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Sections 6(c) and 6(d) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

5.	This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to the Investment Management Trust Agreement to be duly executed in their name and on their behalf by an authorized officer as of this 15 day of December, 2025.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

DMY SQUARED TECHNOLOGY GROUP, INC.

By:	/s/ Harry L. You
Name:	Harry L. You
Title:	Chief Financial Officer and Chairman

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